Hydrogen Engine Center, Inc. Presents at Wall Street Renewable Energy Analysts’ Forum

For Immediate Release - February 14, 2007 - Algona, IA - Hydrogen Engine Center, Inc., (HEC) (OTCBB: HYEG.OB) Founder and CEO Ted Hollinger, presented on February 13, 2007 at the Wall Street Renewable Energy Analysts’ Forum in New York City, Mr. Hollinger was invited to make a second presentation to an additional group of analysts at the conference. Mr. Hollinger’s follow on presentation was held at 11:50 AM February 14, 2007 at the Princeton Club in New York City.

After yesterday’s meeting, Hollinger commented, “As we have previously announced, the team at HEC has a number of market based initiatives underway, delivering our Oxx Power™ gensets and engines to customers and partners to demonstrate the value of our technology. HEC technology is helping to extend the usability of renewable energy sources such as wind power.” Hollinger described to the Wall Street analysts the company’s project located at the National Renewable Energy Laboratory’s National Wind Technology Center in Boulder, Colorado, as well as the Natural Resources Canada wind-to-hydrogen project, as examples of how HEC technology is helping to demonstrate that wind power can be a mainstream source of energy. Hollinger added that, “This year (2007) we are targeting a transition to product delivery and revenue ramp up. We are working to put the resources in place to support this transition. This includes many actions, including seeking new capital, hiring additional people, and delivering our technology to support additional customer projects.

During HEC’s first presentation and question and answer session, company representatives mentioned business targets for 2007 revenue and manufacturing output. These targets are dependent upon a range of business and economic factors. The company is working diligently to manage these dependencies and to deliver these targets. Further, the company mentioned that 2006 engine sales were 500 units. For clarification, the company built 500 units in 2006. Of these, 213 were sold in 2006. The remainder are finished goods, being sold both in generator sets and as engines in early 2007. Mr. Hollinger’s presentation is available at http://www.wsw.com/webcast/wsaf/hyeg.ob2/

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, failure of one or more of the above-listed assumptions and conditions to occur, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. All information in this release is as of February 14, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Media Contact:
Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
818.623.1000